Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 28, 2019	Financial Contact: Mark Sheahan, 612-623-6656 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Reports Record Sales and Operating Earnings
Fourth Quarter and Annual Sales Growth in All Segments and Regions

MINNEAPOLIS (January 28, 2019) – Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 28, 2018.

Summary
$ in millions except per share amounts

	Three Months Ended			Twelve Months Ended
	Dec 28, 2018	Dec 29, 2017	% Change	Dec 28, 2018	Dec 29, 2017	% Change
Net Sales	$406.4	$374.9	8%	$1,653.3	$1,474.7	12%
Operating Earnings	96.6	89.5	8%	436.4	378.7	15%
Net Earnings	73.7	36.4	103%	341.1	252.4	35%
Diluted Net Earnings per Common Share	$0.43	$0.21	105%	$1.97	$1.45	36%

Adjusted (non-GAAP): (1)
Net Earnings, adjusted	$73.5	$59.4	24%	$326.1	$249.4	31%
Diluted Net Earnings per Common Share, adjusted	$0.43	$0.34	26%	$1.88	$1.43	31%
(1) Excludes impacts of excess tax benefits from stock option exercises, certain tax provision adjustments and pension restructuring. See Financial Results Adjusted for Comparability below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

•
Graco achieved its stated revenue growth target for the year, as sales for the quarter increased in all segments and regions. Effects of currency translation reduced sales growth for the quarter by 2 percentage points and increased growth for the year by 1 percentage point. Acquired operations contributed 2 percentage points of growth to the quarter and 3 percentage points to the year.

•	Gross margin rate for the quarter decreased by 2 percentage points compared to the comparable period last year mostly due to the effects of product mix and higher material costs.

•	Operating expense increased 1 percent for the quarter and 7 percent for the year. Expenses of acquired operations accounted for 2 percentage points of the annual increase.

•
Other expense decreased $9 million for the quarter and $4 million for the year. The fourth quarter last year included $12 million related to pension plan restructuring. Exchange losses on net assets of foreign operations increased other expense by $5 million for the year, and market-based pension cost increased by $2 million for both the quarter and the year.

•
In the fourth quarter, the Company purchased 2.2 million of its common shares in open market transactions at an average price under $40 per share. Purchases for the year totaled $245 million and reduced share count by 5.7 million.

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•
The effective income tax rate decreased 32 percentage points for the quarter and 10 percentage points for the year. The effects of U.S. federal income tax reform were partially offset by the impacts of decreases in excess tax benefits from option exercises and other non-recurring tax changes.

“2018 was another record setting year, reflecting both the strong demand from our customers and the outstanding efforts of our employees, distributors and suppliers,” said Patrick J. McHale, Graco’s President and CEO. “On an organic, constant currency basis for the year, we grew our sales 8 percent and operating earnings 11 percent, achieving our stated target of mid-to-high single-digit revenue growth for the year. This growth occurred in every region and every segment, demonstrating the solid and consistent performance by our teams throughout the year.”

Consolidated Results

Sales for the quarter increased 8 percent, with increases of 6 percent in the Americas, 11 percent in EMEA (14 percent at consistent translation rates) and 13 percent in Asia Pacific (16 percent at consistent translation rates). Sales for the year increased 12 percent (11 percent at consistent translation rates), with increases of 9 percent in the Americas, 15 percent in EMEA (11 percent at consistent translation rates) and 19 percent in Asia Pacific (17 percent at consistent translation rates).

For the quarter, changes in currency translation decreased sales by approximately $5 million (2 percentage points). For the year, changes in currency translation increased sales by approximately $15 million (1 percentage point). Acquired operations contributed 2 percentage points of sales growth for the quarter and 3 percentage points for the year.

Gross profit margin rate for the quarter decreased from the comparable period last year due to changes in product mix, factory spending, tariffs and material costs. Gross margin rate for the year was slightly lower than the rate for last year. The unfavorable effects of lower margin rates of acquired operations and higher factory spending and material costs more than offset the favorable effects of currency translation and realized pricing.

Total operating expenses for the quarter increased $1 million (1 percent) compared to the fourth quarter last year, including approximately $3 million (3 percentage points) from acquired operations. Operating expenses for the year increased $30 million (7 percent) compared to last year. The increase includes $8 million from acquired operations, approximately $3 million related to currency translation, $5 million of increases directly based on volume and earnings, and $2 million of incremental share-based compensation.

Other expense in the fourth quarter of 2017 included a $12 million loss related to the restructuring of the Company's funded U.S. pension plan. Other expense for 2018 included $3 million of exchange losses on net assets of foreign operations, compared to $2 million of gains last year. Market-based pension cost included in other expense increased by $2 million for both the quarter and the year.

The effective income tax rate was 18 percent for the quarter and 17 percent for the year, down 32 percentage points and 10 percentage points from the comparable periods last year, respectively. Adjusted to exclude the impacts of excess tax benefits related to stock option exercises, the 2017 provisions totaling $36 million related to tax reform legislation, the benefit from a $40 million contribution to a pension plan in 2018, and the benefits from other tax planning activities (see Financial Results Adjusted for Comparability below), the effective income tax rate was 18.4 percent for the quarter and 20.6 percent for the year, compared to 31 percent for both of the comparable periods last year. The adjusted rates were lower in 2018 due to the net effects of U.S. federal income tax reform legislation passed at the end of 2017.

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Segment Results

Management assesses performance of segments by reference to operating earnings excluding unallocated corporate expenses. For a reconciliation of segment operating earnings to consolidated operating earnings, refer to the Segment Information table included in the financial statement section of this release. Certain measurements of segment operations are summarized below:

	Three Months			Twelve Months
	Industrial	Process	Contractor	Industrial	Process	Contractor
Net Sales (in millions)	$199.5	$88.3	$118.6	$781.0	$338.0	$534.3
Percentage change from last year
Sales	9%	14%	3%	13%	15%	9%
Operating earnings	7%	20%	(11)%	14%	31%	6%
Operating earnings as a percentage of sales
2018	32%	18%	15%	35%	20%	23%
2017	33%	17%	18%	34%	18%	23%

Components of net sales change by geographic region for the Industrial segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	4%	0%	0%	4%	5%	0%	0%	5%
EMEA	5%	10%	(3)%	12%	3%	11%	4%	18%
Asia Pacific	13%	6%	(3)%	16%	12%	6%	2%	20%
Consolidated	7%	4%	(2)%	9%	6%	5%	2%	13%

Industrial segment sales growth included $8 million for the quarter and $35 million for the year from acquired operations. Increases in finishing systems sales at lower margin rates pushed operating earnings as a percentage of sales down in the fourth quarter. Favorable expense leverage in the quarter helped mitigate the unfavorable effects of product mix and acquired operations on operating returns. For the year, the favorable effects of translation and volume more than offset the effects of purchase accounting and lower operating margins in acquired operations.

Components of net sales change by geographic region for the Process segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	17%	0%	(1)%	16%	14%	1%	0%	15%
EMEA	5%	0%	(2)%	3%	1%	0%	3%	4%
Asia Pacific	19%	0%	(3)%	16%	23%	1%	1%	25%
Consolidated	15%	0%	(1)%	14%	13%	1%	1%	15%

The Process segment had strong sales growth in all product applications for both the quarter and the year. Operating margin rates for this segment improved by 1 percentage point for the quarter and 2 percentage points for the year, driven by higher sales volume and expense leverage.

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Components of net sales change by geographic region for the Contractor segment were as follows:

	Three Months				Twelve Months
	Volume and Price	Acquisitions	Currency	Total	Volume and Price	Acquisitions	Currency	Total
Americas	1%	0%	0%	1%	8%	1%	0%	9%
EMEA	18%	0%	(3)%	15%	10%	0%	4%	14%
Asia Pacific	(5)%	0%	(3)%	(8)%	4%	0%	1%	5%
Consolidated	4%	0%	(1)%	3%	8%	1%	0%	9%

Contractor segment sales growth for the quarter flattened in the Americas against a strong fourth quarter last year, where sales were up 10 percent over the previous year. A lower gross margin rate driven by product and channel mix and higher factory spending, tariffs and material costs led to a 3 percentage point decrease in operating margin rate for the quarter. Operating margin rates for the year were flat compared to last year. Favorable effects of currency translation offset the effects of lower gross margin rate and increases in product development costs.

Outlook

“Heading into a new year, the business is performing well and demand levels worldwide remain solid. As a result, we are initiating a revenue growth outlook for the full-year 2019 of mid single-digits on an organic, constant currency basis, with growth expected in every region and reportable segment,” said McHale.

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Financial Results Adjusted for Comparability

Multiple events in the last two years caused significant fluctuations in financial results. The restructuring of the Company's funded U.S. pension plan resulted in a $12 million settlement loss in 2017. U.S. federal income tax reform legislation passed at the end of 2017 required a revaluation of net deferred tax assets and instituted a toll charge on unrepatriated foreign earnings that together increased income taxes by a total of $36 million in 2017. Excess tax benefits related to stock option exercises reduced income taxes by $10 million in 2018 and $36 million in 2017. Other benefits from tax planning activities further reduced income taxes in 2018 and 2017.

Excluding the impacts of those items presents a more consistent basis for comparison of financial results. A calculation of the non-GAAP measurements of adjusted earnings before income taxes, income taxes, effective income tax rates, net earnings and diluted earnings per share follows (in millions except per share amounts):

	Three Months Ended		Twelve Months Ended
	Dec 28, 2018	Dec 29, 2017	Dec 28, 2018	Dec 29, 2017
Earnings before income taxes	$90.0	$73.5	$410.8	$347.1
Pension settlement loss	—	12.1	—	12.1
Earnings before income taxes, adjusted	$90.0	$85.6	$410.8	$359.2

Income taxes, as reported	$16.3	$37.1	$69.7	$94.7
Excess tax benefit from option exercises	0.2	15.8	10.0	36.3
Income tax reform	—	(35.6)	—	(35.6)
Other non-recurring tax changes	—	4.5	5.0	10.0
Tax effects of adjustments	—	4.4	—	4.4
Income taxes, adjusted	$16.5	$26.2	$84.7	$109.8

Effective income tax rate
As reported	18.1%	50.5%	17.0%	27.3%
Adjusted	18.4%	30.7%	20.6%	30.6%

Net Earnings, as reported	$73.7	$36.4	$341.1	$252.4
Pension settlement loss, net	—	7.7	—	7.7
Excess tax benefit from option exercises	(0.2)	(15.8)	(10.0)	(36.3)
Income tax reform	—	35.6	—	35.6
Other non-recurring tax changes	—	(4.5)	(5.0)	(10.0)
Net Earnings, adjusted	$73.5	$59.4	$326.1	$249.4

Weighted Average Diluted Shares	170.9	175.7	173.2	174.3
Diluted Earnings per Share
As reported	$0.43	$0.21	$1.97	$1.45
Adjusted	$0.43	$0.34	$1.88	$1.43

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Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, Form 10-Qs and Form 8-Ks, and other disclosures, including our 2017 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed due to the impact of changes in various factors. These risk factors include, but are not limited to: our Company’s growth strategies, which include making acquisitions, investing in new products, expanding geographically and targeting new industries; economic conditions in the United States and other major world economies; changes in tax rates or the adoption of new tax legislation; changes in currency translation rates; changes in laws and regulations; compliance with anti-corruption and trade laws; new entrants who copy our products or infringe on our intellectual property; risks incident to conducting business internationally; the ability to meet our customers’ needs and changes in product demand; supply interruptions or delays; security breaches; the possibility of asset impairments if acquired businesses do not meet performance expectations; political instability; results of and costs associated with litigation, administrative proceedings and regulatory reviews incident to our business; the possibility of decline in purchases from a few large customers of the Contractor segment; variations in activity in the construction, automotive, mining and oil and natural gas industries; our ability to attract, develop and retain qualified personnel; and catastrophic events. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2017 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

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Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, Jan. 29, 2019, at 11 a.m. ET, 10 a.m. CT, to discuss Graco’s fourth quarter results.

A real-time webcast of the conference call will be broadcast live over the internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2 p.m. ET on Tuesday, Jan. 29, 2019, by dialing 888-203-1112, Conference ID #5631887, if calling within the U.S. or Canada. The dial-in number for international participants is 719-457-0820, with the same Conference ID #. The replay by telephone will be available through 2 p.m. ET Saturday, Feb. 2, 2019.

About Graco

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 28, 2018	Dec 29, 2017	Dec 28, 2018	Dec 29, 2017
Net Sales	$406,438	$374,859	$1,653,292	$1,474,744
Cost of products sold	197,682	174,092	770,753	679,542
Gross Profit	208,756	200,767	882,539	795,202
Product development	15,989	15,744	63,124	59,217
Selling, marketing and distribution	62,732	64,011	245,473	231,364
General and administrative	33,461	31,547	137,515	125,876
Operating Earnings	96,574	89,465	436,427	378,745
Interest expense	3,678	4,092	14,385	16,202
Other expense, net	2,851	11,850	11,276	15,449
Earnings Before Income Taxes	90,045	73,523	410,766	347,094
Income taxes	16,322	37,131	69,712	94,682
Net Earnings	$73,723	$36,392	$341,054	$252,412
Net Earnings (Loss) per Common Share
Basic	$0.44	$0.22	$2.04	$1.50
Diluted	$0.43	$0.21	$1.97	$1.45
Weighted Average Number of Shares
Basic	165,875	168,924	167,364	167,925
Diluted	170,899	175,738	173,213	174,318

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec 28, 2018	Dec 29, 2017	Dec 28, 2018	Dec 29, 2017
Net Sales
Industrial	$199,519	$182,259	$781,029	$691,978
Process	88,303	77,568	337,953	294,652
Contractor	118,616	115,032	534,310	488,114
Total	$406,438	$374,859	$1,653,292	$1,474,744
Operating Earnings
Industrial	$64,580	$60,579	$271,307	$237,700
Process	15,885	13,247	68,514	52,216
Contractor	18,373	20,649	120,905	113,898
Unallocated corporate (expense)	(2,264)	(5,010)	(24,299)	(25,069)
Total	$96,574	$89,465	$436,427	$378,745

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec 28, 2018	Dec 29, 2017
ASSETS
Current Assets
Cash and cash equivalents	$132,118	$103,662
Accounts receivable, less allowances of $5,300 and $4,300	274,608	266,080
Inventories	283,982	239,349
Other current assets	32,508	34,247
Total current assets	723,216	643,338
Property, Plant and Equipment, net	229,295	204,298
Goodwill	293,846	278,789
Other Intangible Assets, net	166,310	183,056
Deferred Income Taxes	32,055	50,916
Other Assets	28,019	30,220
Total Assets	$1,472,741	$1,390,617
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$11,083	$6,578
Trade accounts payable	56,902	48,748
Salaries and incentives	62,297	55,884
Dividends payable	26,480	22,260
Other current liabilities	143,041	112,368
Total current liabilities	299,803	245,838
Long-term Debt	266,391	226,035
Retirement Benefits and Deferred Compensation	133,388	172,411
Deferred Income Taxes	16,586	17,253
Other Non-current Liabilities	4,700	6,017
Shareholders’ Equity
Common stock	165,171	169,319
Additional paid-in-capital	510,825	499,934
Retained earnings	220,734	181,599
Accumulated other comprehensive income (loss)	(144,857)	(127,789)
Total shareholders’ equity	751,873	723,063
Total Liabilities and Shareholders’ Equity	$1,472,741	$1,390,617

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended
	Dec 28, 2018	Dec 29, 2017
Cash Flows From Operating Activities
Net Earnings	$341,054	$252,412
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	47,754	45,583
Deferred income taxes	15,405	34,446
Share-based compensation	25,565	23,652
Change in
Accounts receivable	(12,402)	(37,669)
Inventories	(30,719)	(32,011)
Trade accounts payable	(1,976)	4,588
Salaries and incentives	2,336	11,431
Retirement benefits and deferred compensation	(27,237)	6,920
Other accrued liabilities	7,517	35,321
Other	688	(6,808)
Net cash provided by operating activities	367,985	337,865
Cash Flows From Investing Activities
Property, plant and equipment additions	(53,854)	(40,194)
Acquisition of businesses, net of cash acquired	(10,769)	(27,905)
Other	(1,624)	(348)
Net cash provided by (used in) investing activities	(66,247)	(68,447)
Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	4,931	(3,026)
Borrowings on long-term lines of credit	620,746	315,920
Payments on long-term debt and lines of credit	(583,212)	(395,570)
Common stock issued	24,634	60,685
Common stock repurchased	(244,814)	(90,160)
Taxes paid related to net share settlement of equity awards	(16,151)	(24,448)
Cash dividends paid	(88,845)	(80,477)
Net cash provided by (used in) financing activities	(282,711)	(217,076)
Effect of exchange rate changes on cash	187	(1,032)
Net increase (decrease) in cash and cash equivalents	19,214	51,310
Cash, Cash Equivalents and Restricted Cash
Beginning of year	112,904	61,594
End of year	$132,118	$112,904
Reconciliation to Consolidated Balance Sheets
Cash and cash equivalents	$132,118	$103,662
Restricted cash included in other current assets	—	9,242
Cash, cash equivalents and restricted cash	$132,118	$112,904

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